TECHNOLOGY RESEARCH CORPORATION
                    ANNOUNCES ALL-TIME HIGH QUARTERLY RESULTS

CLEARWATER, FLORIDA, October 22, 2003 --Robert S. Wiggins, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI) announced today that the Company's operating revenues for the second quarter ended September 30, 2003 were $6,212,654, compared to $3,968,816 reported in the same quarter last year, an increase of approximately 57%. Net income for the current quarter was $793,860, compared to $206,131, for the same quarter last year, an increase of approximately 285%. Basic and diluted earnings for the current period were $.14 per share compared to $.04 per share for the same quarter last year.

The Company's operating revenues for the six-month period ended September 30, 2003 were $11,872,569, compared to $7,824,134 reported in the same period of the prior year, an increase of approximately 52%. Net income for the six-month period was $1,377,960, compared to $335,586, for the same period in the prior year, an increase of approximately 311%. Basic earnings were $.25 per share and diluted earnings were $.24 per share for the six-month period compared to basic and diluted earnings of $.06 per share for the same period last year.

Mr. Wiggins commented, "The Company is experiencing a banner year with second quarter revenues and earnings at an all-time high. The Company's manufacturing facilities continue to operate efficiently, and the Company ended the quarter with $3,272,492 in cash and remained debt-free." Mr. Wiggins added, "The outlook for the remainder of the Company's fiscal year looks positive."

For the six-month period ended September 30, 2003, commercial sales increased by $1,677,261, military sales improved by $2,399,398 and royalty income was down by $28,224 compared to the prior year's period. The increase in commercial revenues was partially attributed to shipments of product in the amount of $450,000 to a major sprayer/washer manufacturer in the first quarter, and shipments of approximately $597,000 of the Company's Fire Shield(R) extension cords in Home Depot and Fire Shield(R) Surge Strips in Wal-Mart throughout the first and second quarters. New accounts in the Recreational Vehicle, Brand Label and Commercial Distribution markets contributed to the remainder of the growth. Military revenues were unusually strong due to direct military shipments of support parts for existing systems and control devices related to the Tactical Quiet Generator (TQG) programs. The increase in direct military shipments is primarily the result of current U.S. military activity.

The Company is making significant progress this year in marketing its Fire Shield(R) brand name. As noted above, the Company shipped approximately $600,000, or 5% of sales, of Fire Shield(R) products to two major retailers in the first two quarters, and the Company is pursuing other like opportunities. In addition, the Company received approximately $36,000 in royalties in the second quarter related to Fire Shield(R) licensed technology. The Company's patented Fire Shield(R) technology has numerous applications and represents the Company's most significant opportunity for growth. For example, the Company is well-positioned to participate in the estimated $60 million annual market created by the 2002 National Electrical Code (NEC) and the Underwriters Laboratories (UL) currently scheduled requirement for cord fire protection on portable room air conditioners which are manufactured after August 1, 2004. The Company's Fire Shield(R) LCDI power cords for this application have successfully completed the UL testing requirements for the new 1699 standard and are available for production.

The second quarter dividend of $.015 per share will be paid on October 24, 2003 to shareholders of record on September 30, 2003. The Company's annual dividend is expected to be $.06 per share.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.



                                     Comparative Operating Results

                                               Unaudited

                             Three Months Ended           Six Months Ended

                           9/30/2003     9/30/2002     9/30/2003     9/30/2002

Operating revenues       $ 6,212,654     3,968,816   $11,872,569     7,824,134

Income before taxes      $ 1,166,201       294,851   $ 1,946,712       485,157

Net income               $   793,860       206,131   $ 1,377,960       335,586

Basic earnings per share $    .14           .04      $    .25           .06

Weighted average number
  of common shares
  outstanding              5,529,811     5,437,497     5,493,301     5,437,497

Diluted earnings
  per share              $    .14           .04      $    .24           .06

Weighted average number
  of common and equivalent
  shares outstanding       5,750,059     5,449,788     5,649,791     5,453,601

Dividends declared       $    .015          .01      $    .03           .02

Net income               $   793,860       206,131     1,377,960       335,586
Interest expense                   -             -             -         1,153
Income taxes                 372,341        88,720       568,752       149,571
Depreciation                 206,161       226,834       428,958       464,730
Amortization                       -             -             -             -
                           ---------       -------     ---------       -------
EBITDA                   $ 1,372,362       521,685     2,375,670       951,040

Note: EBITDA refers to earnings before interest, income taxes, depreciation and amortization. The Company wishes to present its EBITDA results as an indication of its liquidity and should not be interpreted as earnings.

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